Exhibit 99.1

Alternus Clean Energy and Hover Energy Announce Exciting New Joint Venture to Deliver
Next Generation Microgrid Solutions to Data Centers and Corporate Customers

Microgrid Market forecast to reach over $100 Billion by 2032

Fort Mill, SC, August 7, 2024. Alternus Clean Energy [Nasdaq: ALCE](“Alternus”), a transatlantic independent clean energy producer, and Hover Energy (“Hover”), a leading international microgrid solutions provider, are proud to announce the launch of a new joint venture company, specifically formed to help data centers and other commercial and industrial customers achieve net zero carbon emissions.

The joint venture strategically leverages the strengths of both Alternus and Hover, including Hover Energy’s valuable microgrid patented portfolio covering wind generators and energy control systems, combined with Alternus’ experience in solar and project finance, development and acquisition.

As noted by GMI (“Global Market Insights”), the microgrid market size was valued at $17.8 Billion in 2023 and is anticipated to grow at a CAGR of 20.5% between 2024 and 2032, reaching over $100 billion by 2032. Microgrids are localized energy systems capable of operating independently or in conjunction with the main electrical grid. They consist of distributed energy resources, such as solar panels, wind turbines, batteries, and generators, that generate, store, and manage electricity within a defined area. These devices can serve a variety of applications, from residential and commercial buildings to industrial facilities and entire communities. Hover is a leading developer with its own proprietary technology in the industry.

The parties have completed binding terms that will see the formation of the joint venture company where Alternus will own 51% and Hover 49%. This already includes a developed pipeline of over 35 microgrid projects measuring over 60MW’s of capacity with blue chip global clients in the US, UK and Ireland as initial target markets. As part of this new structure, Alternus will recognize all revenue, with distributions made after consideration for reinvestment in the venture. Under the terms of the agreement, Alternus is issuing 5 million restricted ALCE shares to Hover as initial consideration with a further 3.5 million issued at closing and a potential 2.5 million additional shares issuable depending on share price performance after one year from closing. The Company has filed an 8k with the SEC.

“This is the future, and it is available today. The combination of skills and resources under this joint venture company will deliver a previously unavailable solution to the market. We see a future where the grid is connected to hundreds, even thousands, of micro-grids. What has been needed is a one-stop-shop to allow companies achieve Net Zero directly. If your goal is real and tangible decarbonization of your power usage, we will design it, build it, and deliver it to you, either as a capex or opex solution depending on your preference and budget. It’s the reason we chose this path” stated Chris Griffin, CEO of Hover Energy. “We are honored to build on the success we’ve already had with our partners at Alternus. They are an exceptional team with whom we have already delivered meaningful progress in this sector. Given our compelling track record on all fronts, I can’t wait to see what we accomplish together!”

“For Alternus, this is a very exciting expansion into a booming vertical; microgrids. With Hover, we surpassed our current timeline; initially expecting to achieve 60MW of capacity within two years; however this was achieved within just five months. This remarkable achievement underscores our commitment and dedication to this sector. Distributed energy makes the world more resilient, and this joint venture is well positioned to deliver successful economic and 100% green energy projects to our customers in the near term”, offered Alternus CEO Vincent Browne. 80mw over 2 years an we did it in 5 months

“It is very clear that demand is exploding for onsite clean energy delivered through a distributed architecture – particularly within increasingly power hungry data centers who now need more power than ever. Alternus’ reach in the utility-scale solar power industry combined with Hover’s microgrid systems uniquely positions this joint venture to capture its share of this rapidly expanding segment of the power market. We have big plans for this venture and look forward to achieving its full potential with Chris and his team at Hover.” Mr. Browne concluded.

For more information about Hover Energy and its sustainable energy solutions, please visit https://HoverEnergy.com. For more information about Alternus Clean Energy and its sustainable energy solutions, please visit https://alternusce.com.

About Alternus Clean Energy:

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

About Hover Energy:

Hover Energy, LLC is a pioneering provider of sustainable energy solutions committed to driving innovation in the renewable energy sector. With a focus on designing, developing and deploying its patented Wind-Powered MicrogridTM, Hover Energy is dedicated to building a more efficient, cleaner, and more sustainable future for generations to come.

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.